Exhibit 10.11
MANAGEMENT AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made and entered effective as of                     , 2010, by and between Aurora Diagnostics, LLC, a Delaware limited liability company (“Manager”), and                     , a                      professional limited liability company (the “Practice”).
     WHEREAS, Manager, by itself and through its various subsidiaries, is engaged in the business of providing comprehensive practice management services to physician practices;
     WHEREAS, the Practice employs and retains certain persons who are duly licensed to practice medicine in the State of                      and are specialists in the field of dermatopathology (“Practice Providers”);
     WHEREAS, the Practice and its Practice Providers have developed relationships with hospitals, physicians and other health care providers pursuant to which such hospitals, physicians and other providers refer specimens to the Practice or the Practice Providers for the rendition of professional dermatopathology services;
     WHEREAS, Manager desires to provide comprehensive practice management services to the Practice as further described herein (“Management Services”) on an exclusive basis; and
     WHEREAS, the Practice desires to engage Manager to provide Management Services on its behalf.
     NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, Manager and the Practice agree as follows:
     1. Practice Obligations.
          a. Exclusivity. The Practice hereby acknowledges and agrees that Manager shall be the exclusive provider of Management Services during the Term (as defined herein). During the Term, the Practice will not retain, engage or employ, directly or indirectly, any other entity or individual to provide any or all of the Management Services or any practice management services similar thereto. The Practice acknowledges that Manager is providing the Management Services on a non-exclusive basis and may provide similar services to other persons.
          b. Professional Standards. Professional medical services, including services incident thereto (hereinafter referred to as “Medical Services”) shall be performed solely by, or under the direct supervision of, the Practice Providers. The Practice shall have complete and absolute control over the methods by which the Practice, the Practice Providers and other professional personnel practice medicine and/or render the professional services which they are licensed to provide under federal law and the laws of the states in which they are practicing. The Practice shall require that the Practice Providers comply with applicable ethical standards, laws and regulations. The Practice shall, with the assistance of Manager, resolve utilization review or quality assurance issues which may arise. In the event that disciplinary actions or professional liability actions are initiated against any Practice Provider, the Practice shall immediately inform

Manager of the action and the underlying facts and circumstances. The Practice shall implement and maintain a program to monitor the quality and utilization of medical care, and Manager shall render administrative assistance to Practice.
          c. Managed Care Relationships. The Practice shall assist the the Manager in evaluating, negotiating, and administering managed care contracts and other third party payor contracts on behalf of the Practice and its Practice Providers. The Practice shall cooperate with Manager in the development and operation of managed care arrangements. The Practice shall participate as a provider and in the administrative operation of integrated delivery systems and managed care arrangements. The Practice and its Practice Providers agree to comply with the quality assurance and utilization review programs of managed care arrangements.
          d. Facility Relationships. The Practice shall assist the Manager in evaluating, negotiating, administering and entering into all hospital and other medical facility contracts pursuant to which the Practice and its Practice Providers shall provide services.
          e. Continuing Medical Education. The Practice shall ensure that each of its Practice Providers participates in continuing medical education activities as necessary to remain current in their respective specialties, including, but not limited to, the minimum continuing medical education requirements imposed by applicable laws and policies of applicable specialty boards.
          f. Billing. The Practice shall, and hereby does, appoint Manager to act as agent in the billing and collection of all Practice revenues. The Practice shall cooperate and shall cause its Practice Providers to cooperate with Manager in all reasonable matters relating to the billing and collection of all revenues. In this regard, each Practice Provider shall review and approve the reports and other information required to support complete and accurate bills. Additionally, the Practice and its Practice Providers will provide such necessary support to appeal or contest any denials of claims or other regulatory issues. Manager, in consultation with the Laboratory Director (as defined herein), shall establish reasonable policies and procedures with respect to billing and collection matters. The Practice hereby authorizes Manager to endorse and negotiate on the Practice’s behalf any checks or payments received by the Practice or any Practice Provider (in his or her capacity as such) and agrees to cooperate with Manager in billing and collection activities pertaining to the professional services provided by the Practice or any of the Practice Providers.
          g. Additional Practice Providers. Additional Practice Providers (the “Additional Practice Providers”) may be added to the Practice from time-to-time. The Practice shall review the credentials and the medical practices of the prospective Additional Practice Provider. Manager shall review the business operations, financial condition and results of operations of the prospective Additional Practice Provider and shall provide such information to the Practice. The decision to admit an Additional Practice Provider shall be made by the Practice after consultation with and approval of Manager and subject to the guidelines for admitting Additional Practice Providers established by Manager.
          h. Additional Practices. Manager may, in its discretion, seek to add additional practices (each such practice being an “Additional Practice”) to this Agreement. If Manager desires to add an Additional Practice, Manager shall provide the Practice with a business analysis of the Additional Practice, including business operations, financial condition and results of operations. The decision to admit an Additional Practice shall be made in consultation with the Laboratory Director.
          i. Practice Expenses. The Practice shall be solely responsible for the payment of all Practice Expenses (as defined herein), which, to the extent permitted by applicable law, Manager shall pay as agent and on behalf of the Practice.
          j. Staffing of Facilities by the Practice. From time to time, Manager may enter into relationships regarding new facilities that it wishes the Practice to staff. The Practice agrees that in such event, the Practice will use commercially reasonable efforts to staff the facility. The parties agree that the Operating Plan (as defined herein) will be revised as necessary to accommodate staffing of the new facility. To the extent that the Practice or the Practice Providers are responsible for staffing facilities managed by Manager, the Practice shall provide adequate staffing to ensure that medical services are provided in a manner consistent with applicable community and medical specialty standards.
          k. Equipment. The Practice shall advise Manager on the maintenance, repair and proper operation of medical equipment. This obligation shall relate to the medical functionality of the equipment. Upon receipt of such advice, Manager shall cause the medical equipment to be maintained in good operating condition.
          l. Medical Records. The Practice shall be responsible for the preparation of, and direct the contents of, patient medical records. The Practice shall be responsible for proper documentation of medical services provided by the Practice and the Practice Providers. The Practice and Manager shall comply with applicable federal, state and local statutes and regulations regarding the confidentiality and retention of such records.
          m. Licensed Technical Personnel Supervision. To the extent required by applicable law, the Practice Providers shall supervise, oversee and train all Licensed Technical Personnel (as defined herein) provided by Manager and required to operate the Practice’s practice.
          n. Laboratory Director. The Practice shall appoint one of its Practice Providers who is a licensed pathologist to serve as the laboratory director (the “Laboratory Director”) of the laboratory operated by                     , an affiliate of Manager. The Laboratory Director shall maintain the Practice’s standards and professional ethics and those of the medical profession. The duties of the Laboratory Director shall include, but shall not be limited to, monitoring testing results, evaluating quality controls and implementing corrective actions in conjunction therewith; reviewing procedure manuals, including amendments thereto; reviewing policies regarding specimen repeat and slide review ranges; assisting in the provision of continuing education for technologists; acting as a liaison between Manager and physicians and other laboratories; and performing such other duties as are required of a laboratory director under the Clinical Laboratory Improvements Act and other applicable state laws.

o.	Establishment of Government Receivables Account; Deposit of Proceeds.
               (i) The Practice shall establish and maintain a deposit account at the Bank that is designated for the collection of any and all Government Receivables (the “Government Receivables Account”). The Practice shall (A) deposit or cause to be deposited promptly, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Government Receivables into the Government Receivables Account, (B) request in writing and otherwise take such reasonable steps to ensure that all payors of Government Receivables remit all payments of Government Receivables directly to the Government Receivables Account and (C) shall not permit any other payments or Receivables (other than Government Receivables) to be deposited into the Government Receivables Account. In the depositary agreement for the Government Receivables Account with the Bank (the “Depositary Agreement”), which Depositary Agreement shall be in form and substance reasonably satisfactory to the Manager, the Practice shall instruct the Bank to “sweep” daily into the Manager’s Account the account balance in the Government Receivables Account. Such instructions to the Bank may be revoked, rescinded or modified at the sole instruction of the Practice. The Depositary Agreement, however, shall provide that in the event that such instructions to the Bank are in any way revoked, rescinded or modified, the Bank shall notify the Director of Finance of the Manager immediately by telephone (561-626-5512) or facsimile (561-626-4530). Additionally, the Manager and Practice agree that the Practice’s revoking, rescinding or modifying such instructions to the Bank shall constitute a material breach by the Practice of this Agreement.
               (ii) The Practice shall (A) deposit or cause to be deposited promptly all cash, checks, drafts or other similar items of payment relating to or constituting Private Receivables into the Manager Account and (B) request in writing and otherwise take such reasonable steps to ensure that all account debtors remit all payments of Private Receivables into the Manager Account.
     2. Manager Obligations.
          a. Strategic Planning and Goals. Manager, in consultation with the Laboratory Director, shall prepare a plan for the growth and enhancement of the Practice.
          b. Expansion of Practice. To the extent applicable and only to the extent not in conflict with applicable laws, Manager shall assist the Practice in developing relationships and affiliations with physicians and other specialists, hospitals, networks, health maintenance organizations and preferred provider organizations. Subject to the terms of this Agreement, each of the Practice and Manager shall cooperate and use commercially reasonable efforts to expand the Practice. In addition, Manager shall provide appropriate marketing services to assist the Practice in expanding its practice, to the extent not in conflict with applicable laws.
          c. Establishment of Fees. Manager shall recommend fees, charges, premiums or other amounts due in connection with services and goods provided by the Practice.
          d. Practice Management Services. Manager, in consultation with the Laboratory Director, shall assess business activity including product line analysis, outcomes monitoring and customer satisfaction. Manager shall develop systems to track revenues, expenses, cost accounting, utilization, quality assurance, physician productivity and customer satisfaction.
          e. Facility Services. Manager shall, in consultation with the Laboratory Director, manage the office space and manage and provide for any related office and medical furniture, fixtures, supplies and equipment necessary to enable the Practice to provide the Medical Services, to the extent not already owned and provided by the Practice.
          f. Business Office and Support Services. Manager shall provide computer, bookkeeping, tax return preparation, billing and collection, accounts receivable and accounts payable services necessary for the management of the Practice pursuant to this Agreement and in accordance with the Operating Plan. Manager shall also order and purchase on behalf of the Practice medical and office supplies required in the day-to-day operation of the Practice as determined by the Laboratory Director consistent with the Operating Plan; provided, however, that the Practice shall order, purchase, stock, and monitor the inventory of pharmaceuticals and other medical supplies, substances, or items whose purchase, maintenance, or security require licensure as a health-care provider or require a permit, registration, certification, or identification number that requires licensure or certification as a health-care provider. Manager shall provide access to management information systems services to the Practice, including risk contracting systems services. Manager may also arrange laundry, waste collection, and other necessary operational services in accordance with applicable laws.
          g. Professional and Consulting Services. Manager shall arrange for or render business and financial management consultation and advice reasonably requested by the Laboratory Director and directly related to the operations of the Practice pursuant to this Agreement. Except as contemplated by the Operating Plan, Manager shall not be responsible for any services requested by or rendered to any individual, employee or agent of the Practice, or any Practice Provider, not directly related to Practice operations.
          h. Financial Statements. Manager shall prepare profit and loss and income statements, in accordance with the manner and form in which Manager normally keeps its accounts, books and records, and in accordance with applicable laws and U.S. generally accepted accounting principles. The statements shall reflect the Practice revenues generated by or on behalf of the Practice and shall contain a comparison of actual and budgeted revenues and expenses of the Practice. Manager shall provide the Laboratory Director with monthly statements within thirty (30) days after the end of each month and shall provide a year-end statement within ninety (90) days after the end of the calendar year.
          i. Managed Care Relationships. Manager shall evaluate, negotiate, and administer managed care contracts and other third party payor contracts on behalf of the Practice and its Practice Providers.
          j. Personnel. To the extent not provided by the Practice, Manager shall employ and provide all personnel necessary to provide medical services (other than Practice

Providers), including all Licensed Technical Personnel, in accordance with the operational needs of the Practice. Manager shall provide the following personnel services to Practice:
               (i) Non-Medical Personnel. To the extent not provided by the Practice, Manager shall provide non-medical personnel (i.e., managerial, clerical, secretarial, bookkeeping and collection personnel) as determined by Manager, and as necessary for the effective operation of Manager and the Practice. To the extent not provided by the Practice, Manager shall provide personnel for the maintenance of patient records, billing, collection and maintenance of the financial records. Manager shall determine the assignments, salaries and fringe benefits of all the non-medical personnel. Manager will consult with the Laboratory Director but retains decision-making authority regarding all non-medical administrative matters. Non-medical personnel may perform services from time to time for other individuals or entities, provided that such services do not interfere with Manager’s obligations hereunder. Manager may utilize employees or independent contractors as it determines in its sole discretion.
               (ii) Licensed Technical Personnel. To the extent permitted under applicable law and not provided by the Practice, Manager shall provide licensed technical personnel other than Practice Providers (“Licensed Technical Personnel”). Licensed Technical Personnel shall be retained as determined by Manager (in consultation with the Laboratory Director) to be reasonably necessary for the effective operation of the Practice. Manager shall facilitate the recruitment and retention of all Licensed Technical Personnel.
               (iii) Practice Providers. To the extent not provided by the Practice, Manager shall perform administrative services relating to the recruitment of new Practice Providers.
     3. Term. The initial term of this Agreement will be for a period of fifty (50) years (the “Initial Term”) commencing the date hereof (the “Effective Date”). Upon expiration of the Initial Term, this Agreement will renew automatically for additional five (5) year terms (the “Renewal Terms,” and together with the Initial Term, the “Term”) unless either party delivers to the other party written notice of termination at least ninety (90) days prior to the expiration of the then-current term. The parties hereto may terminate this agreement at any time by mutual written consent.
     4. Termination. Notwithstanding the provisions of Section 3, each party has the right to terminate this Agreement (subject to Section 9 below) upon written notice to the other party (the “Defaulting Party”) if the Defaulting Party breaches any material obligation under this Agreement and Defaulting Party has not taken reasonable steps towards curing such breach within thirty (30) days after the other party has delivered written notice of such default.
     5. Financial Arrangements.
          a. Practice Expenses. Except as set forth in Section 1(i), all Practice Expenses (as defined herein) attributable to periods after the Effective Date, including the compensation of the Practice Providers, shall be the sole responsibility of the Practice and shall be paid by Manager as agent and on behalf of the Practice. Such expenses may include a portion of reasonable corporate overhead of Manager allocable to the activities of the Practice and shall be billed to the Practice at the actual cost to Manager.
          b. Practice Expenses. “Practice Expenses” means the following expenses, without duplication, incurred as required or permitted under this Agreement consistent with the Operating Plan or as otherwise approved by the Practice, whether incurred by the Practice or the Manager: state and federal payroll taxes or self-employment taxes incurred by the Practice in connection with employment of the Practice Providers and other employees of the Practice, Practice Provider compensation and compensation and benefit expenses for other employees of the Practice (both professional and non-professional), premiums for professional and general liability insurance, medical books and journals, registration fees for continuing medical education, membership dues for professional organizations, locum tenens expenses, automobile and mileage expenses, facility leases, repairs and maintenance, telephones and pagers, utilities, billing services, courier services, legal expenses, travel and entertainment, outside medical consultants, license fees, marketing, advertising, promotion, service of laboratory, laboratory and other equipment, all other expenses identified in this Agreement as Practice Expenses, all expenses identified in this Agreement as incurred by Manager on behalf of Practice, and other expenses approved from time to time by the Practice.
          c. Practice Revenues. “Practice Revenues” means the revenues generated by the Practice and its Practice Providers during the term of this Agreement.
          d. Service Fee.
               (i) The parties hereby agree and acknowledge that, in exchange for the Management Services performed hereunder, the Practice shall pay Manager an annual management service fee equal to                      Dollars ($                    ) (the “Service Fee”), payable in equal monthly installments. The Service Fee is intended to provide Manager with fair market value payment commensurate with the services provided, its capital investment, use of its trade name and its expertise in laboratory and professional practice management. The Practice herby acknowledges and agrees that the Service Fee may be adjusted annually by the Manager, within forty-five (45) days following an anniversary of the Effective Date, based upon Manager’s estimate of the Practice’s demand for Management Services in the following year.
               (ii) Within thirty (30) days following each anniversary of the Effective Date, the Practice shall provide Manager with an income statement setting forth the Practice Revenues for preceding twelve (12) months and the Practice Expenses for the preceding twelve (12) months (the “Annual Practice Income Statement”). Manager shall use the Annual Practice Income Statement to confirm that the Service Fee for the preceding twelve (12) months represented adequate value for the Management Services provided and to adjust the Service Fee for the next twelve (12) months, based upon anticipated demand for Management Services. Manager and the Practice may adjust the Service Fee for the preceding year in the event that the Management Services provided during such year are greater or less than the Management Services anticipated for such year.
          e. No Assignment. This Agreement shall not constitute an assignment of Practice Revenues.

     6. Operating Plan. One of the Laboratory Director’s primary responsibilities shall be to assist Manager, to the extent requested by Manager, in establishing an annual Operating Plan (the “Operating Plan”). When an Operating Plan has been finalized, both Manager and the Laboratory Director shall use their best efforts to implement the Operating Plan.
     7. Duties of Manager. Manager shall act in good faith and in the best interest of the Practice and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Manager shall not be liable to the Practice for any loss suffered by the Practice that arises out of any act or omission by Manager if Manager performs Manager’s duties in compliance with the standard set forth in the immediately preceding sentence, except loss or damage resulting from intentional misconduct, a knowing violation of law, gross negligence, or a transaction for which Manager received a personal benefit in violation or breach of a provision of this Agreement or Manager’s obligation to the Practice.
     8. Other Activities of Manager. Notwithstanding anything else to the contrary in this Agreement, Manager may be, or may become in the future, engaged or associated in some other manner with other businesses and activities that might be similar to or competitive with the business of the Practice. Manager may engage in all such other businesses and activities, and any other business of any nature or description, independently or with others. The Practice shall not have any rights by virtue of this Agreement to the income or profits derived from such independent businesses or activities.
     9. Insurance and Indemnification.
          a. Manager shall maintain appropriate and reasonable insurance (including professional liability insurance in amounts necessary to satisfy the Practice’s obligations to the Practice Providers under applicable employment agreements) covering the operations of Manager, the Practice and the Practice Providers, which insurance coverage shall, taken as a whole, be no less favorable than the coverage currently maintained by Manager for practices situated similarly as the Practice and in compliance with the laws of the State of                     . Manager shall provide the Practice with certificates of insurance as evidence that this coverage has been obtained.
          b. Each party shall indemnify and hold harmless the other party from all claims, demands, actions and rights of action, damages, liabilities and expenses which shall or may arise by virtue of any negligent act or omission of such party, (directly, or through or by its agents, employees or other representatives other than the other party), or any act or omission that is outside the scope of or in breach of, the terms of this Agreement; provided, however, that the indemnifying party shall be notified promptly of the existence of such liability, claim, damage, loss, demand, action or right of action.
     10. Notice. Any notice, payment or demand sent in accordance with the provisions of this Section 10 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date that is: (i) the date of proper posting, if sent by certified U.S. mail or by express U.S. mail or private overnight courier, or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original sent by certified U.S. mail, addressed as follows:
     If to Practice:

     If to Manager:

     In each case with a copy to (which shall not constitute notice):

Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 10.
     11. Miscellaneous.
          a. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements, contracts and understandings whether written or otherwise between the parties relating to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
          b. Contract Modification; Severability.
               (i) Notwithstanding any other provision of this Agreement, if the governmental agencies (or their representatives) which administer Medicare or Medicaid, or any other government third party payor program, or any other federal, state or local government or agency passes, issues or promulgates any law, rule, regulation, standard or interpretation at any time while this Agreement is in effect which prohibits, restricts, limits or in any way adversely changes the method or amount of reimbursement, compensation or payment for services rendered by Practice (or the Practice Providers) under this Agreement, or which otherwise adversely affects either the Manager’s or Practice’s rights or obligations hereunder, then the parties hereto shall, promptly upon notice from either party, negotiate in good faith to amend this Agreement (taking into account any legal and ethical obligations to the Manager’s, Practice’s or the Practice Providers’ patients) to provide for such reimbursement, compensation or payment for services in a manner consistent with any prohibition, restriction, limitation and/or which takes into account any adverse change in reimbursement, compensation or payment for physician services.
               (ii) Subject to the provisions of subsection (i) of this Section 11(b), if any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws in effect during the term of this Agreement, the legality, validity, or enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          c. Assignment. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, without the consent of the Practice, Manager may assign or transfer this Agreement to an affiliate of Manager or in connection with a sale of all or substantially all of the assets or business of Manager, a merger or a transfer of a majority of the ownership interests of Manager. This Agreement shall be binding upon and shall inure to the benefit of each party and to their respective agents, successors and permitted assigns.
          d. Attorneys’ Fees. In the event of any litigation by any party to enforce or defend its rights under this Agreement, the prevailing party, in addition to all other relief, shall be entitled to reasonable attorneys’ fees and costs, both at the trial and appellate levels.
          e. Modification. Any modification or amendment to this Agreement must be in writing and executed by all parties hereto.
          f. Governing Law; Dispute Resolution.
               (i) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of                      without giving effect to the conflicts of laws principles thereof.
               (ii) Except for obtaining a temporary restraining order or an injunction in accordance with Section 11(f)(vii) below, any claim or controversy regarding the meaning of the terms of this Agreement or any breach hereunder shall be finally settled by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein (the “Rules”). Any such arbitration shall be conducted in                      or such other site as is mutually agreed upon by Manager and the Practice.
               (iii) If the parties are unable to resolve a dispute after ninety (90) days of efforts, Manager, on one hand, and the Practice, on the other hand, shall, within ten (10) days of such ninety (90)-day period, each select one arbitrator in accordance with the Rules. The two named arbitrators shall then select a third arbitrator within fifteen (15) days of the selection of the second arbitrator. If the two named arbitrators have not agreed on the third arbitrator within the time limits specified above, then such appointment shall be made by the American Arbitration Association in accordance with the Rules upon the written request of Manager or the Practice within fifteen (15) days of such request. The arbitration hearing shall be held, if possible, within ninety (90) days of the appointment of the third arbitrator, and the award shall be issued, if possible, within thirty (30) days after the close of the hearing.

               (iv) Any decision or award of the arbitrators shall be based solely on the terms of this Agreement, applicable law, and the facts presented by the parties. The parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of the United States and the State of                     ) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made. Notwithstanding the foregoing, by agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrators’ order to that effect.
               (v) The decision or award of the arbitrators shall be the sole and exclusive remedy between the parties regarding any and all issues presented to the arbitrator. The award shall be final and binding upon the parties, and judgment upon any award may be entered in any court in the State of                      or any other court of competent subject matter jurisdiction having jurisdiction thereof. Each party hereby irrevocably consents to the personal jurisdiction of the courts in the State of                     , solely for purposes of confirmation of, entry of judgment upon, and enforcement of the arbitral award. Each party further hereby irrevocably waives and covenants not to assert any defenses in any such proceeding based on any alleged defects in jurisdiction, venue, or convenience of the forum.
               (vi) Each party will, upon the written request of another party, provide the other with copies of specific documents relevant to the issues raised by any claim or counterclaim. Any dispute regarding discovery shall be determined by the arbitrator, whose determination shall be binding.
               (vii) The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     g. Third Party Beneficiaries. The Practice agrees that Manager’s affiliates are express and intended third party beneficiaries of this Agreement.
     h. Definitions. All capitalized terms not otherwise defined herein shall have the meanings specified below:
     “Bank” means                     , National Association (together with its successors and assigns) or such other financial institution as the Manager, in a written notice to the Practice, may designate as the financial institution at which the Practice shall establish and maintain the Government Receivables Account.
     “CHAMPUS” means, collectively, the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in U.S.C. §§1071-1106 or elsewhere) affecting such program; and (b) all rules, regulations, (including 32 C.F.R. §199), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
     “CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all federal statutes (whether set forth in 38 U.S.C. §1713 or elsewhere) affecting such program or, to the extent applicable to CHAMPVA, CHAMPUS; and (b) all rules, regulations (including 38 C.F.R. §17.54), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
     “CHAMPUS Receivable” means a Receivable payable pursuant to CHAMPUS.
     “CHAMPVA Receivable” means a Receivable payable pursuant to CHAMPVA.
     “Government Receivables” shall mean, collectively, any and all Receivables that are (a) Medicare Receivables, Medicaid Receivables, TRICARE Receivables, CHAMPUS Receivables and CHAMPVA Receivables, and (b) any other Receivable payable by a Governmental Authority.
     “Manager Account” means the deposit account of the Manager maintained at the Bank, or such other account as the Manager, in a written notice to the Practice, may designate as the Manager Account.
     “Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 USC §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statues and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrate, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
     “Medicaid Receivable” means a Receivable payable pursuant to an agreement entered into between a state agency or other entity administering Medicaid in such state and a healthcare facility or physician under which the healthcare facility or physician agrees to provide services or merchandise for Medicaid patients.
     “Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 USC §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
     “Medicare Receivable” means an agreement entered into between a state agency or other entity administering Medicare in such state and a healthcare facility or physician under which the healthcare facility or physician agrees to provide services or merchandise for Medicare patients.
     “Private Receivable” shall mean all Receivables which are not Government Receivables.
     “Receivables” means as at any date of determination thereof, the unpaid portion of the obligation, as stated in the respective invoice, of a patient of the Practice, which amount has been earned by performance under the terms of the related contract and recognized as revenue on the books of the Practice, net of any credits, rebates or offsets owed to such patient or any Third Party Payor in respect thereof and also net of any commissions payable to any person or entity other than Manager or the Practice, or any affiliates or employees thereof.
     “TRICARE” means, collectively, the managed health care program established by the United States Department of Defense under 32 C.F.R. § 199.17 for members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in U.S.C. §§1071-1110) or elsewhere) affecting such program; and (b) all rules, regulations, (including 32 C.F.R. §199), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
     “TRICARE Receivables” means a Receivable payable pursuant to TRICARE.
     “Third-Party Payor” means any governmental entity, insurance company, health maintenance organization, preferred provided organization employer or other person or similar entity that is obligated to make payments with respect to a Receivable.
[Signatures on the Following Page]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first referenced above.

PRACTICE:

By:
Name:
Title:

MANAGER:

AURORA DIAGNOSTICS, LLC

By:
Name:
Title: